EXHIBIT 5.1

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MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SACRAMENTO, SAN DIEGO,

DENVER, NORTHERN VIRGINIA,

WASHINGTON, D.C.

TOKYO, LONDON, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG,

SINGAPORE

July 24, 2013

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Re:	Sprint Corporation
Registration Statement on Form S-8

Dear Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 30,000,000 shares (the “Plan Shares”) of common stock, par value $0.01 (“Common Shares”), of Sprint Corporation (the “Company”), issuable pursuant to stock options and restricted stock units (the “Equity Awards”) granted under the 1997 Long-Term Incentive Program (the “Plan”), as assumed in connection with the Agreement and Plan of Merger dated October 15, 2012, as amended, (the “Merger Agreement”) by and among SoftBank Corp., the Company, Starburst III, Inc. and Sprint Nextel Corporation.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement and such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued and delivered pursuant to the terms of the applicable Plan and assumed Equity Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP